EXHIBIT 10.1

Receivables Financing Agreement Amendment No. 15

This Receivables Financing Agreement Amendment No. 15 (this “Amendment”), dated as of July 10, 2026, among DAVEY RECEIVABLES LLC, an Ohio limited liability company, as Borrower (together with its successors and assigns, the “Borrower”); THE DAVEY TREE EXPERT COMPANY, an Ohio corporation, in its individual capacity (“Davey Tree”) and as Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); PNC BANK, NATIONAL ASSOCIATION, as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”) and as a Lender, the other Lenders party hereto; and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Servicer, the Lenders, the LC Bank and the Administrative Agent are party to that certain Receivables Financing Agreement dated as of May 9, 2016 (as amended prior to the date hereof, the “Financing Agreement”).

WHEREAS, the Borrower, the Servicer, the LC Bank, the Lenders and the Administrative Agent hereby agree to make certain amendments to the Financing Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties, the Borrower, the Servicer, the LC Bank, the Lenders and the Administrative Agent hereto agree as follows:

SECTION 1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Financing Agreement.

Section 2. Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Financing Agreement, including the Exhibits thereto, shall hereby be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in the pages of the amended Financing Agreement attached as Exhibit A hereto.

SECTION 3. REPRESENTATIONS OF THE BORROWER AND THE SERVICER. Each of the Borrower and the Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article VII of the Financing Agreement and any other Transaction Documents to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date).

SECTION 4. CONDITIONS PRECEDENT. This Amendment shall become effective and be deemed effective as of the date first written above upon the satisfaction of the following conditions precedent:

(a)the Administrative Agent shall have received a fully executed counterpart of this Amendment;

(b)the Administrative Agent shall have received a fully executed counterpart of that certain Seventh Amended and Restated Fee Letter dated as of the date hereof, and all fees due thereunder;

(c)each representation and warranty of the Borrower and the Servicer contained herein or in any other Transaction Document (after giving effect to this Amendment) shall be true and correct (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date); and

(d)no Unmatured Event of Default or Event of Default shall have occurred and be continuing.

SECTION 5. [Reserved].

SECTION 6. COUNTERPARTS. This Amendment may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 7. ELECTRONIC SIGNATURES. Each party agrees that this Amendment and any documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Amendment and such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 8. SEVERABILITY. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9. GOVERNING LAW AND JURISDICTION. The provisions of the Financing Agreement with respect to governing law, jurisdiction, and agent for service of process are incorporated in this Amendment by reference as if such provisions were set forth herein.

SECTION 10. MISCELLANEOUS. For the avoidance of doubt, this Amendment shall constitute a Transaction Document.

[Signatures appear on following page.]

2

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

DAVEY RECEIVABLES LLC

By:	/s/ Christopher J. Bast
	Name:	Christopher J. Bast
	Title:	SVP, Treasurer & Ops Support

THE DAVEY TREE EXPERT COMPANY,
as the Servicer

By:	/s/ Christopher J. Bast
	Name:	Christopher J. Bast
	Title:	SVP, Treasurer & Ops Support

Receivables Financing Agreement Amendment No. 15

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Michael Ferragonio
	Name:	Michael Ferragonio
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank and a Lender

By:	/s/ Michael Ferragonio
	Name:	Michael Ferragonio
	Title:	Senior Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Ryan Tozier
	Name:	Ryan Tozier
	Title:	Executive Director
Receivables Financing Agreement Amendment No. 15

Reaffirmation, Acknowledgement, and Consent of
Performance Guarantor

July 10, 2026

The undersigned, THE DAVEY TREE EXPERT COMPANY, an Ohio corporation, heretofore executed and delivered to PNC BANK, N.A., as administrative agent a Performance Guaranty dated as of May 9, 2016 (the “Performance Guaranty”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in, or by reference in, the Performance Guaranty. The undersigned hereby (i) acknowledges and consents to the Receivables Financing Agreement Amendment No. 15 (the “RFA Amendment”), dated as of the date hereof, and (ii) confirms that its Performance Guaranty, and all obligations of the undersigned thereunder, remain in full force and effect. The undersigned further agrees that the consent of the undersigned to any other amendment or modification to the Financing Agreement (as defined in the RFA Amendment) or any of the other Transaction Documents referred to therein (each as existing on the date hereof) shall not be required as a result of this consent having been obtained. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the assurances provided herein in entering into the RFA Amendment set forth above.

THE DAVEY TREE EXPERT COMPANY,

By:	/s/ Christopher J. Bast
	Name:	Christopher J. Bast
	Title:	SVP, Treasurer & Ops Support

[Signature Page to Reaffirmation of Performance Guaranty]

Exhibit A

CONFORMED VERSION THROUGH
AMENDMENT NO. ~~14~~15 DATED AS OF ~~OCTOBER [___]~~ JULY 10, ~~2025~~ 2026

RECEIVABLES FINANCING AGREEMENT

Dated as of May 9, 2016

by and among

DAVEY RECEIVABLES LLC,
as Borrower,

PNC BANK, NATIONAL ASSOCIATION,
as Lender,

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

THE DAVEY TREE EXPERT COMPANY,
as initial Servicer and
and
PNC CAPITAL MARKETS, LLC,
as Structuring Agent

(b)    0.50% per annum above the Overnight Bank Funding Rate in effect on such day; and

(c)    1.00% above per annum above Daily 1M SOFR in effect on such day ~~plus the SOFR Adjustment~~;

provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.

“Beneficial Owner” means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Bill Plan Receivables” means a Receivable that has been fully earned and that is related to a Contract that allows for invoicing in installments over a specified period.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by any Credit Party of any applicable International Trade Law if the Credit Parties were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).
“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest with respect thereto, reimbursement for drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower-Related Party” means each of the Borrower, the Servicer, the Performance Guarantor, the Originators and any other Affiliate of the Performance Guarantor from time to time party to any Transaction Document.

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Adjusted LC Amount at such time, plus (C) the

Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor that is not rated by either Moody’s or S&P shall be a Group D Obligor. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit F.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, with respect to any Capital during any Settlement Period (or portion thereof), the amount of interest accrued on such Capital during such Settlement Period (or portion thereof) in accordance with Section 2.03.

“Interest Rate” means, (i) for any day with respect to any Capital, an interest rate per annum equal to the Term SOFR Rate ~~plus the SOFR Adjustment~~ (or if the Base Rate is applicable to the LC Bank or such Lender pursuant to Section 5.04, the Base Rate in effect on such day) and

(ii) for any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate in effect on such day and (ii) the Term SOFR Rate ~~plus the SOFR Adjustment~~; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; and provided, further, however, that Interest in respect of any Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“International Trade Laws” means all Applicable Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit C to the Receivables Purchase Agreement (appropriately completed), that has been duly executed by the applicable Originator and the Borrower pursuant to which such Originator becomes a party to the Receivables Purchase Agreement and which sets forth certain terms and conditions applicable to such Originator under such Receivables Purchase Agreement.

“LC Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained with the LC Bank by the Administrative Agent (for the benefit of the LC Bank and the Lenders), or such other account as may be so designated as such by the Administrative Agent.

“LC Fee Expectation” has the meaning set forth in Section 3.04(b).

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).

“Lenders” means PNC and each other Person that becomes a party to this Agreement in the capacity of a “Lender”.

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank at the request of the Borrower pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 3.02(a).

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and each Lender pursuant to Section

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Lenders” means one or more Lenders (excluding any Defaulting Lender) and the LC Bank representing more than 50% of the aggregate Ratable Shares of all Lenders (excluding any Defaulting Lender) and the LC Bank; provided, however, that at any time that there exist two (2) or more Lenders (excluding any Defaulting Lender), “Required Lenders” shall also mean at least two (2) Lenders (excluding any Defaulting Lender) and the LC Bank.

“Required Capital Amount” means $6,000,000.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” has the meaning set forth in Section 8.01(s).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Scheduled Termination Date” means July ~~18~~10, ~~2026~~2028.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement. “Servicer Indemnified Amount” has the meaning set forth in Section 13.02(a). “Servicer Indemnified Party” has the meaning set forth in Section 13.02(a). “Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means (i) prior to an Event of Default that is continuing or the occurrence of the Termination Date, the Monthly Settlement Date and (ii) during the occurrence and continuance of an Event of Default or on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the LC Bank and Required Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the LC Bank and Required Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Settlement Period” means: (a) before the Termination Date: (i) initially the period commencing on the Closing Date and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the LC Bank and Required Lenders) or, in the absence of any such selection, each period of thirty (30) days from the last day of the preceding Settlement Period.

“Six-Month Average Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the six most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the six most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 180.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

~~“SOFR Adjustment” means an interest rate per annum equal to ten basis points (0.10%).~~ “SOFR Floor” means a rate of interest per annum equal to 0 basis points (0.00%).
“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital

(vi)    Definitions. As used in this Section 5.04(c):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the Term SOFR Rate applicable to a Loan or the length of an interest period pursuant to this Agreement as of such date.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    ~~the sum of: (A)~~ Daily 1M SOFR ~~and (B) the SOFR Adjustment~~; and

(2)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

(y) Credit Risk Retention. The Borrower shall cooperate with each Credit Party (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Credit Party) to the extent reasonably necessary to assure such Credit Party that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Credit Party to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.

(z) Financial Covenants.

(i) The Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 3.75 to 1.00.

(ii) Notwithstanding anything contained in this Section 7.01(z) to the contrary, in the event any Material Indebtedness Agreement of Davey Tree evidencing Debt in an original principal amount of Five Million Dollars ($5,000,000) or more contains a Leverage Ratio more restrictive than contained in this Section 7.01(z) (a “More Restrictive Covenant”), this Agreement shall be deemed to have been amended to include such More Restrictive Covenant (including any amendments thereto that are more restrictive than the initial More Restrictive Covenant) in place of or in addition to the covenants contained herein as of the date such More Restrictive Covenant first became binding on Davey Tree; provided, however, that so long as no Unmatured Event of Default or Event of Default shall have occurred and be continuing (i) upon (A) the satisfaction of all Debt evidenced by or incurred pursuant to any such Material Indebtedness Agreement and (B) effective upon the delivery of a Compliance Certificate in accordance with Section 8.02(a)(iii) for the period in which such Debt has been satisfied in full, reflecting compliance with such More Restrictive Covenant during such period, any such covenant so incorporated herein shall be deemed deleted and the provisions hereof shall thereupon be those in effect prior to the date such More Restrictive Covenant first became binding on Davey Tree, (ii) upon (A) the amendment of any More Restrictive Covenant by the holder of such Debt in a manner that is less restrictive, but remains more restrictive than contained in this Section 7.01(z) as of the date immediately prior to the date such More Restrictive Covenant became effective hereunder (an “Amended More Restrictive Covenant”) and (B) effective upon the delivery of a Compliance Certificate in accordance with Section 8.02(a)(iii) for the period in which such Amended More Restrictive Covenant is to become binding on Davey Tree, reflecting compliance with such More Restrictive Covenant during such period, this Agreement shall be deemed to include such Amended More Restrictive Covenant and the More Restrictive Covenant amended by such Amended More Restrictive Covenant shall be deemed deleted, and (iii) upon (A) the amendment of any More Restrictive Covenant or Amended More Restrictive Covenant in a manner that is less restrictive than contained in this Section 7.01(z) and (B) effective upon the delivery of a Compliance Certificate in accordance with Section 8.02(a)(iii) for the period in which such amendment is to become binding on Davey Tree, reflecting compliance with such More Restrictive Covenant or Amended More Restrictive Covenant during such period, any such covenant so incorporated herein shall be deemed deleted and the provisions hereof shall thereupon be those in effect prior to the date such More Restrictive Covenant first became binding on Davey Tree; provided, further and for the avoidance of doubt, (A) this Section 7.01(z) shall apply separately to each More Restrictive Covenant and Amended More Restrictive Covenant contained in a Material Indebtedness Agreement and (B) to the extent any More Restrictive Covenant or Amended More Restrictive

Covenant (each a “Subject More Restrictive Covenant”) is deemed amended or deleted pursuant to clauses (i) through (iii) above, the provisions hereof shall thereupon be those in effect as of the date hereof and as amended (including as amended in connection with any other More Restrictive Covenant or Amended More Restrictive Covenant) other than amendments on account of the Subject More Restrictive Covenant. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this clause (ii) as the result of any More Restrictive Covenant or Amended More Restrictive Covenant ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to Davey Tree or its Subsidiaries than such covenant or Event of Default as contained in this Agreement as in effect on the date hereof, and as amended other than as the result of the application of the first sentence of this clause (ii) originally caused by such More Restrictive Covenant or Amended More Restrictive Covenant in such Material Indebtedness Agreement.(iii) As used in this Section 7.01(z), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Capital Lease” as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Commodities Hedge Agreement” shall mean a commodities contract purchased by Davey Tree or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials used in connection with the business of Davey Tree and its Subsidiaries.

“Consolidated” shall mean the resultant consolidation of the financial statements of Davey Tree and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 7.02(s) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Davey Tree for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period (exclusive of nonrecurring noncash gains or losses recorded in accordance with SFAS 133, Accounting for Derivatives), plus (i) costs, expenses, penalties, fines, amounts paid in settlement of claims and other amounts incurred and/or paid in connection with or relating to civil and criminal investigations in an aggregate amount not to exceed Fifty-Five Million Dollars ($55,000,000) and (ii) the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, and (b) Consolidated Interest Expense.

“Consolidated EBITDA” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases), premium payments, debt discounts, fees, charges and related expenses of Davey Tree for such period, as determined on a Consolidated basis and to the extent classified as interest expense in accordance with GAAP.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Davey Tree for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Funded Indebtedness” shall mean all Debt for borrowed money and capitalized leases, including, but not limited to, current, long-term and Subordinated Debt (other than unsecured Subordinated Debt incurred pursuant to Section 5.8(e) of the Senior Credit Agreement) and Synthetic Lease Indebtedness, if any; provided, however, that (a) any Synthetic Lease Indebtedness that is fully cash collateralized pursuant to documentation satisfactory to Administrative Agent and the Required Lenders shall not be deemed to be Funded Indebtedness and (b) the following shall not be deemed to be “funded”: (i) reimbursement obligations (contingent or otherwise) under any letter of credit, so long as such obligations remain solely contingent obligations, (ii) obligations with respect to any Hedge Agreement, so long as such obligations remain solely contingent obligations, and self-insurance liabilities incurred pursuant to Section 5.8(b) of the Senior Credit Agreement

“Hedge Agreement” shall mean (a) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (b) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (c) any Commodities Hedge Agreement.

“Leverage Ratio” shall mean, at any time, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Funded Indebtedness at such time minus Unrestricted Cash at such time to (b) Consolidated EBITDA for the most recently completed four (4) fiscal quarters.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company in excess of the aggregate amount of Five Million Dollars ($5,000,000), other than Incremental Revolving Credit Assumption Agreements (as defined in the Senior Credit Agreement) and Incremental Term Loan Assumption Agreements (as defined in the Senior Credit Agreement).

“Senior Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of July 29, 2024, by and among Davey Tree, the banks party thereto and KeyBank National Association, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Subordinated”, as applied to Debt, shall mean that the Debt has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Administrative Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Synthetic Lease” shall mean any lease entered into by Davey Tree or any of Subsidiaries that is treated as a lease for accounting purposes but that is intended by the parties to be treated as a financing transaction for income tax, property law and/or bankruptcy purposes, and in respect of which transaction any Synthetic Lease Indebtedness is issued or incurred.

“Synthetic Lease Indebtedness” shall mean the aggregate principal amount of (and capitalized interest on) all Debt incurred or issued in connection with any Synthetic Lease that is secured, supported or serviced, directly or indirectly, by any payments made by Davey Tree or any of Subsidiaries.
Section 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent, the LC Bank and each Lender:
(i)    Quarterly Financial Statements of Servicer. As soon as available and in no event later than fifty (50) days following the end of each of the first three fiscal quarters in each of the Servicer’s fiscal years, (A) the unaudited consolidated balance sheet and statements of income of the Servicer and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.
(b)    If the Servicer ceases to be Davey Tree or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

Article X
EVENTS OF DEFAULT
Section 10.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    (i) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement contained in Sections 8.01(d)(i), (i), (l), (s) or (~~s~~z) or 8.02(b)(i) of this Agreement to be performed or observed by the Borrower, such

Originator, the Performance Guarantor or the Servicer, as applicable, (ii) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for two (2) Business Days, (iii) Davey Tree shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed, or (iv) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document to be performed or observed by the Borrower, such Originator or the Servicer, as applicable (other than any such failure which would constitute an Event of Default under another provision of this Section 10.01), and such failure, solely to the extent capable of cure, shall continue for five (5) Business Days; or
(b)     any representation or warranty made or deemed made by the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;
(c)    the Borrower or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;
(d)    (i) the Receivables Purchase Agreement ceases to create a valid and enforceable first priority perfected ownership interest in the Receivables, the Related Security or Collections in favor of the Borrower or (ii) this Agreement or any security

Seventh Amended and Restated Fee Letter

July 10, 2026

The Davey Tree Expert Company
1500 North Mantua Street
Kent, Ohio 44240

Re: Seventh Amended and Restated Fee Letter – Receivables Financing Agreement
Ladies and Gentlemen:
This Seventh Amended and Restated Fee Letter (as amended, restated, supplemented or otherwise modified from time to time, this “Fee Letter”) sets forth certain fees payable by Davey Receivables LLC (the “Borrower”), in connection with that certain Receivables Financing Agreement Amendment No. 15, dated as of the date hereof, among the Borrower, The Davey Tree Expert Company, as Servicer (the “Servicer”), PNC Bank, National Association (“PNC”), as LC Bank (in such capacity, the “LC Bank”), the Lenders party hereto and PNC, as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the respective meanings assigned thereto in that certain Receivables Financing Agreement dated as of May 9, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”) among the Borrower, the Servicer, the LC Bank, the Lenders from time to time party thereto, the Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent. This Fee Letter is one of the “Fee Letters” referred to in Section 3.05(b) of the Receivables Financing Agreement.
The Borrower hereby agrees to pay the following fees:
(a) An “Upfront Fee” in an amount equal to $175,000, which Upfront Fee shall be paid by wire transfer of immediately available funds on or prior to the date hereof to the Administrative Agent for the account of the Structuring Agent (for the account of PNC) and the other Lenders, based on their Ratable Share.
(b) A “Commitment Fee” payable to the Administrative Agent, for the benefit of each Lender (based on their Ratable Share), for each day in an amount equal to the product of (i) the Commitment Fee Rate, times (ii) the excess, if any of (x) the Facility Limit on such day over (y) the Total Usage on such day, times (iii) 1/360. The Commitment Fee shall accrue on each day from the date of this Fee Letter to (but excluding) the Maturity Date and shall be payable in arrears on each Settlement Date for the prior Settlement Period (or portion thereof) most recently ended and on the Maturity Date; provided that the Commitment Fee will not begin to accrue with respect to a Lender until the date such Lender becomes a Credit Party; provided further, however, that any Defaulting Lender’s right to receive Commitment Fees shall be subject to the terms of Section 2.06 of the Receivables Financing Agreement. As used herein, (i) the “Commitment Fee Rate” shall equal (A) 0.35% per annum for each day in which the Total

Usage is greater than or equal to 50.0% of the Facility Limit, and (B) 0.45% per annum for each day in which the Total Usage is less than 50.0% of the Facility Limit and (ii) “Total Usage” shall equal the Aggregate Capital plus the LC Amount.
(c) An “LC Fee” payable to the Administrative Agent, for the benefit of the LC Bank (based on its Ratable Share) and each Lender (based on their Ratable Share), for each day in an amount equal to the product of (i) 1.00% per annum, times (ii) the sum of (x) the face amount of all Letters of Credit outstanding on such day and (y) any Outstanding Reimbursement Obligations, times (iii) 1/360. A “Fronting Fee” payable to the LC Bank in an amount equal to the product of (i) 0.10%, times (ii) the face amount of all Letters of Credit issued each day. The LC Fee and the Fronting Fee shall accrue from the date of this Fee Letter to (but excluding) the Maturity Date and shall be payable in arrears on each Settlement Date for the prior Settlement Period (or portion thereof) most recently ended and on the Maturity Date; provided that the LC Fee will not begin to accrue with respect to a Lender until the date such Lender becomes a Credit Party.
(d) A “Drawn Fee” payable to the Administrative Agent, for the benefit of each Lender, for each day in an amount equal to the product of (i) 1.00% per annum, times (ii) the aggregate outstanding Loans of such Lender on such day, times (iii) 1/360. The Drawn Fee shall accrue from the date of this Fee Letter to (but excluding) the Maturity Date and shall be payable in arrears on each Settlement Date for the prior Settlement Period (or portion thereof) most recently ended and on the Maturity Date.
Each of the fees payable by the Borrower hereunder will be (and shall be deemed to be for all purposes) fully earned as of the day on which it accrues, and none of the foregoing fees, once paid, shall be refundable under any circumstances. For the avoidance of doubt, each of the fees payable by the Borrower hereunder are payable in addition to, and not in lieu of, any other fees or amounts payable by the Borrower under, or in connection with, the Receivables Financing Agreement and the other Transaction Documents.
This Fee Letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart. Each party agrees that this Fee Letter and any documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Fee Letter and such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
This Fee Letter amends and restates in its entirety that certain Sixth Amended and Restated Fee Letter dated as of July 18, 2025 (the “Prior Fee Letter”), among the parties hereto and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Prior Fee Letter. This Fee Letter contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and the payment of the fees specified above and shall (together with each of the other documents related hereto) constitute the entire agreement among the parties hereto with respect thereto superseding all prior oral or written understandings.

This Fee Letter may only be amended, restated, supplemented or otherwise modified by a written instrument, signed by each of the parties hereto. This Fee Letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights or obligations under this Fee Letter without the prior written consent of each of the parties hereto.
This Fee Letter, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflicts of law provisions thereof). Each party hereto hereby irrevocably submits to the non-exclusive Jurisdiction of any New York State or Federal Court sitting in New York City, New York in any action or proceeding arising out of or relating to this Fee Letter, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
[Signature Pages Follow]

Please evidence your agreement to the terms of this Fee Letter by signing the enclosed copy and returning it to the undersigned.

Very truly yours,

PNC CAPITAL MARKETS LLC, as Structuring
Agent

By:	/s/ Michael Ferragonio
	Name:	Michael Ferragonio
	Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, as LC
Bank, a Lender and as Administrative Agent

By:	/s/ Michael Ferragonio
	Name:	Michael Ferragonio
	Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Ryan Tozier
	Name:	Ryan Tozier
	Title:	Executive Director

[Signature Page to Seventh Amended and Restated Fee Letter]

Acknowledged and Agreed to as of the
date first above written

DAVEY RECEIVABLES LLC

By:	/s/ Christopher J. Bast
	Name:	Christopher J. Bast
	Title:	SVP, Treasurer & Ops Support

[Signature Page to Seventh Amended and Restated Fee Letter]